Exhibit 15.1

Consent of Maples and Calder

April 20, 2015

Dear Sirs

We have acted as legal advisers as to the laws of the Cayman Islands to Xunlei Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2014 (“Form 20-F”).

We hereby consent to the reference of our name under the heading “Item 10. Additional Information – E. Taxation – Cayman Islands Taxation” in the Form 20-F, and further consent to the incorporation by reference of the summary of our opinion under this heading into Xunlei Limited’s registration statement on Form S-8 (File No. 333—200633) that was filed on November 28, 2014.

Yours faithfully

/s/ Maples and Calder
Maples and Calder